January 14, 2016

Torchmark Corporation
3700 South Stonebridge Drive
McKinney, Texas 75070

Re:    Torchmark Corporation 2011 Incentive Plan, as amended (the “Plan”)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Torchmark Corporation, a Delaware Corporation (the “Company”), on or about January 14, 2016 with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,300,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Shares”), which will be issuable from time to time pursuant to the terms of the Plan.

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption or assumption, as applicable, of the Plan and the authorization of the issuance of the Common Shares under the Plan (the “Plan Shares”). We have also examined the Company’s Certificate of Incorporation, By-laws, the Plan, resolutions of the Board of Directors of the Company and such other Company records, instruments, certificates and documents as we considered necessary or appropriate to enable us to express this opinion. For the purpose of the opinion rendered below, we have assumed that, in connection with the issuance of the Plan Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

Based upon the foregoing, we are of the opinion that the Plan Shares have been duly authorized for issuance and, when issued and delivered in accordance with the Plan, will constitute validly issued, fully paid and nonassessable shares of the Company.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ McAfee & Taft A Professional Corporation